Exhibit 10.10
ORANGE BLOSSOM BUSINESS CENTER
NET COMMERCIAL LEASE

LANDLORD:	Transwestern Commercial Services (agent for owner/landlord) 501 Brickell Key Drive, Suite 210 Miami, Florida 33131 (305) 808-7310

TENANT:	NationsHealth, Inc. 13650 NW 8th Street, Suite 109 Sunrise, Florida 33325

PREMISES:	ORANGE BLOSSOM BUSINESS CENTER Suite 50 4300 Okeechobee Road Fort Pierce, FL 34947

DATE OF EXECUTION:	October 13, 2006

Exhibit 10.10
INDEX

		PAGE

LEASE SUMMARY		iv-vi

ARTICLE I	TERM
1.1	Grant and Premises	01
1.2	Term	01
1 .3	Construction of Premises	01
1.4	Fixturing Period	01

ARTICLE II	RENT
2.1	Covenant to Pay	01
2.2	Minimum Rent and CPI Escalation	01
2.3	Payment of Business Taxes	02
2.4	Payment of Operating Costs	03
2.5	Rent Past Due	03
2.6	Security Deposit	02
2.7	Net Lease	03
2.8	Payment of Rent	03

ARTICLE III	USE OF PREMISES
3.1	Permitted Use and Business Name	04
3.2	Hours of Business	04
3.3	Opening and Continuous Occupancy	04
3.4	Tenant’s Covenants as to Use and Occupancy	04
3.5	Display Windows	05
3.6	Compliance with Laws	05
3.7	Advertising, Trade Names and Restricted Marks	05
3.8	Signs	05
3.9	Prohibited Uses	05
3.10	Indemnity for Toxic Waste	05

ARTICLE IV	ACCESS AND ENTRY
4.1	Right of Examination	06
4.2	Right to Show Premises	06
4.3	Entry not Forfeiture	06

ARTICLE V	MAINTENANCE. REPAIRS AND ALTERATIONS
5.1	Maintenance and Repairs by Landlord	06
5.2	Maintenance and Repairs by Tenant	06
5.3	Approval of Tenants Alterations	07
5.4	Repair Where Tenant at Fault	07
5.5	Removal of Improvements and Fixtures	07
5.6	Liens	07
5.7	Notice by Tenant	08

ARTICLE VI	UTILITIES/HVAC
6.1	Utilities	08
6.2	Heating, Ventilating and Air Conditioning	08

Exhibit 10.10

Exhibit 10.10

Exhibit 10.10
LEASE SUMMARY
The following is a summary of basic lease provisions with respect to the Lease described below. It is an integral part of the Lease and terms defined or dollar amounts specified herein shall have the meanings or amounts set forth herein unless other meanings are expressly set forth or expanded upon in the text of this Lease or the Exhibits or Schedules attached hereto.

1.	Approximate Date of Lease Execution:		October 15. 2006

2.	Landlord:		Transwestern Commercial Services, agent for the owner
	Landlord’s Address:		501 Brickell Key Drive, Suite 210 Miami, FL 33131

3.	Tenant:		NationsHealth, Inc.
Principal:
	Business Entity:		NationsHealth, Inc.
	Tenant’s Address:		13650 NW 8th Street, Suite 109; Sunrise, Florida 33325 Phone: 954-903-5000 Fax: 954-903-5850 Email: rtremain@uspgi.com

4.	Guarantor:	N/A	Relationship to Client: N/A
	Guarantors Address:	N/A
Phone: N/A Fax: N/A Email: N/A

5.	Premises:		Suite 50 Orange Blossom Business Center
	Address:		4300 Okeechobee Road, Fort Pierce, FL 34947
	Gross Rentable Area of Premises:		Approximately 6,193 square feet
	Total square footage of premises:		Approximately 282,787 square feet
	Pro rata share occupied:		2.19%
	Permitted Use of Premises:		General office

6.	Term of Lease:		3 Years and 0 Months
	Commencement Date: October 15, 2006		Expiration Date: October 14, 2009
	Expected Possession Date:		October 15, 2006 or receipt of certificate of occupancy
	Fixturing Period:		From October 15, 2006

7.	Option to Renew (Rider 1, if applicable)
	Number of Options: 0	Term of each option: N/A

8.	Parking: General

9.	Signage: Tenant is responsible for the installation costs. All signs must be approved by the Landlord prior to installation by providing a graphic to-scale, colors to be used and location to be installed.

10.	Other:
Insurance Req’d: $1,000,000 per occurrence, liability only. Contract: Continental Casualty Exp. Date: 2/26/07
	HVAC Contract Req’d by:	Tenant Contract with: Sey Culhan	Exp. Date: 9/30/07
	Assign/Sublet No	Janitorial TBD	Security TBD	Pest Control TBD

Exhibit 10.10
11.
Broker: Transwestern Commercial Services, whose commission will be paid by Landlord.
Transwestern Commercial Services agrees to compensate Stuart Kaminsky, US Realty Advisors, Inc., in the amount of 4% of the base rental income for the initial term of the Lease.
No other compensation will be made to the co-broker.

12.	Special Provisions:
a.	Tenant agrees to premises “as is, where is”, and Landlord makes no representations or warranties of any kind for any of the internal equipment, filters, improvements, fixtures, etc.

b.	Landlord agrees to provide within thirty (30) days following Commencement Date:
1)	All damaged or discolored ceiling tiles to be replaced;

2)	Existing carpet and tile flooring to be professional cleaned;

3)	Interior walls to be repainted;

4)	The two existing door openings to be closed up;

5)	HVAC to be in good working order; and,

6)	to provide independent electrical and HVAC system as well as to meter subject space separately.
c.	All tenant improvements not included in 12(b) above will be paid for by the Tenant

d.	As described in the lease, the Tenant is responsible for the following expenses:
•	Electric consumed in the subject space will be paid by the Tenant

•	All trash and garbage removal created by the Tenant or resulting from deliveries to the Tenant need to be put in the common refuse container

•	All water and sewer charges including the water used by the center at Tenant’s proportionate share

•	Annual backflow re-certification, repair or replacement (if applicable)

•	All signs of any kind (subject to Landlord’s approval prior to installation)

•	All business insurance (liability as described in the lease)

•	All HVAC systems’ maintenance, repairs and replacements

•	All pass-through expenses (real estate taxes, insurance, and CAM) proportionately
e.	Tenant is responsible for providing the following checked items to the Landlord before the Landlord will execute a lease containing the terms and conditions outlined herein:
✓ Insurance Certificate as described herein

✓ HVAC service agreement, no less than one complete service each year

✓ Pest control service agreement on a monthly basis

✓ El Grease trap and/or hood service agreement, quarterly or as required
Possession of the Premises will not be granted to the Tenant until receipt of the above checked items has been received by the Landlord.

f.	Tenant will have right of first refusal on 28,000 square feet of shell space.

13.	Initial Minimum Rent:	Square Feet:	6,193

		Per Square Foot:	$11.50

		Annual:	$71,219.50

		Monthly:	$5,934.95

Exhibit 10.10

One month of free gross rent
Increases at 3% per annum or CPI, whichever is greater.
Rent Due Date: 1st Late Fee %: 10
Taxable/Exempt?: Taxable Commencing Sales Tax Rate %: 6.5, or applicable rate. Applicable sales tax to be paid by Tenant.
Commencing CPI %: 3 CPI Date (Month/Year): TBD
CAM pass thrus?: Yes CAM Rate%: 2.19 Any Non-Chargeable CAMs?: No
14.	Schedule of Rents:

a.	First Month’s Rent:	$5,934.95 payable at lease execution

b.	Last Month’s Rent:	$6,296.40 payable at lease execution

c.	Security Deposit (Section 2.6):	$5,934.95 payable at lease execution

d.	Cost Pass-Through:	All insurance, real estate taxes and operating costs (estimated at $2.75 per square foot for the first twelve (12) months of the Lease)

Exhibit 10.10
THIS LEASE, dated October 13, 2006, is made between ORANGE BLOSSOM INVESTMENTS, LLC, a Florida limited liability company, (“Landlord”), and, NATIONSHEALTH, INC., (“Tenant”), a Delaware corporation. Certain capitalized words used herein are defined in Schedule C.
ARTICLE I
TERM
1.1   Grant and Premises. Subject to the provisions of this Lease, Landlord leases the Premises to Tenant for the Term. The Premises are identified on the site plan attached hereto as Schedule A. The Gross Rentable Area of the Premises is approximately as shown on the Lease Summary. If construction of the Premises is completed (as evidenced by a certificate of occupancy or certificate of completion from appropriate governmental authority) as of the date of execution hereof, the above stated approximation of area (and Minimum Rent as provided in Section 2.2) shall be binding on the parties and not subject to re-computation. If such construction is not so completed at such time, as soon as reasonably possible after such completion of construction, the Architect, whose decision shall be final and binding on the parties, shall measure the Premises, and the Gross Rentable Area of the Premises and Minimum Rent as set out in this Lease shall be adjusted accordingly.
1.2   Term. The Term of the Lease is the period from the Commencement Date through the Expiration Date. The Commencement Date is the opening of Tenant’s business in any part of the Premises. The Expiration Date is the last day of the month in which the Commencement Date occurs, in the Expiration Year. However, if the Commencement Date is the first day of a month, the Term shall expire in the Expiration Year on the last day of the month previous to the month in which the Commencement Date occurs.
1.3   Construction of Premises. If the Premises are being constructed, Landlord shall, at its sole cost and expense, perform the work specified to be performed by Landlord in Schedule B (the “Landlord’s Work”). Tenant shall, at its sole expense, perform all work necessary to complete the Premises for its business purposes, including the work specified to be performed by Tenant in Schedule B hereto (collectively, the “Tenant’s Work”). Tenant will also pay any additional charges, if any, specified in Schedule B. If the Premises have been previously occupied, Tenant accepts the Premises “as is” and agrees that all alterations and improvements shall be at its expense and done in compliance with the provisions of the Lease.
ARTICLE II
RENT
2.1   Covenant to Pay. Tenant shall pay to Landlord Rent from the Commencement Date without prior demand, together with all applicable Florida sales tax thereon; however, unless otherwise provided in this Lease, Additional Rent shall be payable by Tenant to Landlord within five days following demand. Minimum Rent and Additional Rent for any Lease Year greater or less than twelve (12) months shall be pro-rated on a per diem basis, based upon a period of 365 days. Tenant agrees that its covenant to pay Rent is an independent covenant and that all such amounts are payable without counterclaim, set-off, deduction, abatement or reduction whatsoever, except as expressly provided for in this Lease.
2.2   Minimum Rent and CPI Escalation. Subject to any escalation which may be provided for in this Lease, Tenant shall pay Minimum Rent for the Term in the initial amount specified in the Lease Summary, which shall be payable throughout the Term in equal monthly installments in advance on the first day of each calendar month in the amounts (subject to escalation) specified in the Lease Summary.

Exhibit 10.10
The Minimum Rent described above shall be adjusted at the beginning of the second and each succeeding Lease Year during the Term by multiplying such Minimum Rent by a fraction, the numerator of which shall be the Consumer Price Index — U.S. City Average for All Urban Consumers, All Items, (1982-84 equals 100) (“CPI”) for the third month preceding the month of adjustment, and the denominator of which shall be the CPI for the 15th month preceding the month of adjustment. Should the CPI become unavailable, a reasonable substitute prepared by the U.S. Department of Labor or other source, as designated by Landlord, shall be used. Minimum Rent shall continue to be payable in monthly installments as otherwise described above until Landlord notifies Tenant of the new monthly Minimum Rent installment amount. Landlord shall attempt to so nofify Tenant prior to commencement of each new Lease Year. However, failure of Landlord to timely notify Tenant of the new monthly Minimum Rent installment amount shall not be deemed a waiver by Landlord of the increased rental; the new monthly amount (or any portion not previously paid) shall be payable, retroactive to the commencement of the new Lease Year, upon notification by Landlord to Tenant of the new monthly Minimum Rent installment amount. At the beginning of the second and each succeeding Lease Year during the Term, the base rent will be increased 3% per annum or CPI, whichever is greater.
2.3   Payment of Business Taxes. Tenant shall pay when due all Business Tax. If Tenant’s Business Tax is payable by Landlord to the relevant taxing authority, Tenant shall pay the amount thereof to Landlord or as Landlord directs. Tenant shall provide Landlord with a copy of the paid intangible tax for personal property on or before December 31 of each year the Lease is in force. Failure to do so will constitute a default of the Lease.
2.4   Payment of Operating Costs. Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. The amount of Operating Costs payable to Landlord may be estimated by Landlord for such period as Landlord determines from time to time (not to exceed 24 months), and Tenant agrees to pay to Landlord the amounts so estimated in equal installments, in advance, on the first day of each month during such period. Notwithstanding the foregoing, when bills for all or any portion of Operating Costs so estimated are actually received by Landlord, Landlord may bill Tenant for Tenant’s Proportionate Share thereof, less any amount previously paid by Tenant to Landlord on account of such item(s) by way of estimated Operating Costs payments.
Within a reasonable period of time after the end of the period for which estimated payments have been made, Landlord shall submit to Tenant a statement from Landlord setting forth the actual amounts payable by Tenant based on actual costs. If the amount Tenant has paid, based on estimates, is less than the amount due based on actual costs, Tenant shall pay such deficiency within 10 days after submission of such statement. If the amount paid by Tenant is greater than the amount actually due, the excess may be retained by Landlord to be credited and applied by Landlord to the next due installments of Tenant’s Proportionate Share of Operating Costs, or as to the final Lease Year, provided Tenant is not in default, Landlord will refund such excess to Tenant.
Tenant’s Proportionate Share of actual Operating Costs for the final estimate period of the Term of this Lease shall be due and payable even though it may not be finally calculated until after the expiration of the Term. Accordingly, Landlord shall, as long as Tenant is not in default, return Tenant’s security deposit thirty (30) days following expiration of the Term. Landlord shall, within thirty (30) days following reconciliation of said Operating Expenses, issue a final statement of any and all remaining balances due, if applicable, and Tenant hereby agrees to remit such balance, if applicable, within fifteen (15) days of receipt.
2.5   Rent Past Due. If any installment of Rent shall remain overdue for more than 10 days, an additional late charge in an amount equal to 10% of the delinquent amount plus applicable sales tax may be charged by Landlord, such charge to include the entire period for which the amount is overdue and which shall be in addition to and not in lieu of any other remedy available to Landlord.

Exhibit 10.10
2.6   Security Deposit. Landlord acknowledges receipt of a security deposit in the amount specified on the Lease Summary to be held by Landlord, without any liability for interest thereon, as security for the performance by Tenant of all its obligations under this Lease. In the event of default by Tenant of any of its obligations under this Lease, Landlord may at its option, but without prejudice to any other rights which Landlord may have, apply all or part of the security deposit to compensate Landlord for any loss, damage or expense sustained by Landlord as a result of such default. If all or any part of the security deposit is so applied, Tenant shall restore the security deposit to its original amount on demand of Landlord. Within 30 days following termination of this Lease, if Tenant is not then in default, the security deposit will be returned by Landlord to Tenant. If Landlord sells its interest in the Premises, it may deliver the security deposit to the purchaser and Landlord will thereupon be released from any further liability with respect to the security deposit or its return to Tenant and the purchaser shall become directly responsible to Tenant.
2.7   Net Lease. This Lease is a completely net lease to Landlord, and except as otherwise expressly herein stated, Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Premises, the use or occupancy thereof, the contents thereof or the business carried on therein. Tenant shall pay all charges, impositions and outlays of every nature and kind relating to the Premises except as expressly herein stated.
2.8   Payment of Rent. Rent shall be paid as follows to:
Property Manager
#412
6278 N Federal Highway
Fort Lauderdale, FL 33308
Landlord will provide payment coupons for each twelve-month period from the commencement date. Failure to use coupons by the Tenant will cost the Tenant $25.00 per occurrence. Loss of the coupon book by the Tenant will require Landlord to order a new coupon book at a cost of $25.00. These items are deductible from the Security Deposit if not paid at the expiration of the lease.
ARTICLE III
USE OF PREMISES
3.1   Permitted Use and Business Name. The Premises shall be used and occupied as NationsHealth, Inc. and other wholly-owned subsidiaries and/or entities doing business as under said entity. The business of Tenant in the Premises shall be carried on under the name and style provided herein and under no other name and style unless approved by Landlord in writing.
3.2   Hours of Business. During the term, Tenant may conduct its business in the Premises on Monday through Sunday from 8 am. to 7 p.m., but these times must comply with the local authorities rules and regulations.
3.3   Opening and Continuous Occupancy. Tenant shall continuously, actively and diligently carry on the business specified in Section 31 on the whole of the Premises during the Term, during such hours and upon such days as are herein required, except when prevented from doing so by force majeure, Tenant acknowledges that its continued occupancy of the Premises and the regular conduct of its business therein are of utmost importance to neighboring tenants and to Landlord in the renting of space in the Building. Tenant acknowledges that Landlord is executing this Lease in reliance thereon and that the same is a material element inducing Landlord to execute this Lease.

Exhibit 10.10
3.4   Tenant’s Covenants as to Use and Occupancy.
a.    Tenant shall carry on its business on the Premises in a reputable manner and shall not do, omit, permit or suffer to be done or exist upon the Premises anything which might tend to lower the first-class character of the Building or which could result in a nuisance, hazard or breach of any provision of this Lease or any applicable municipal or other governmental law or regulation. If Tenant is notified of any breach or violation of such governmental laws or regulations, it shall promptly notify Landlord.
b.    Tenant shall not use in the Premises any traveling or flashing lights or signs or any loudspeakers, television, phonographs, radio or other audio-visual or mechanical devices in a manner so that they can be heard or seen outside the Premises without in each case prior written consent of Landlord. If Tenant uses any such equipment without receiving the prior written consent of Landlord, Landlord shall be entitled to remove such equipment without notice at any time and at the cost of Tenant payable as Additional Rent forthwith on demand.
c.    Tenant shall not burn any trash or garbage in or about the Premises or anywhere else in the Building, nor cause, permit or suffer upon the Premises or anywhere else in the Building any unusual or objectionable noises or odors or anything which may disturb the enjoyment of the Building and all the Common Areas and facilities thereof by customers and other tenants of the Building.
d.    Tenant shall not keep or display any merchandise on or otherwise obstruct the Common Areas and shall not sell, advertise, conduct or solicit business anywhere within the Building other than in the Premises.
e.    Tenant shall not overload any floor in the Premises, or any utility or service, or commit any act of waste or damage any part of the Premises.
f.    Tenant shall ship and receive supplies, fixtures, equipment, furnishings, wares and merchandise only through the appropriate service and delivery facilities provided by Landlord; shall cause its employees to park in parts of the parking areas designated by Landlord for such purpose; and shall not park its trucks or other delivery vehicles or allow suppliers or others making deliveries to or receiving shipments from the Premises to park in the parking areas, except in those parts thereof as may from time to time be allocated by Landlord for such purpose.
g.    No aspect of Tenant’s business operation shall feature the display of any nude body parts or pornographic material.
h.    Tenant shall not install in, on, or over its storefront any lights, shades, awnings or similar items without the prior written consent of Landlord.
3.5   Display Windows. Tenant shall keep display windows neatly dressed. Display windows and lighted signs (if any) shall be kept illuminated by Tenant on all business days until at least one-ha[f hour after the Building closes for business.
3.6   Compliance with Laws. The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws, regulations or orders, or the requirements of Landlord’s or Tenants insurers. If due to Tenant’s use of the Premises, repairs, improvements or alterations are necessary to comply with any of the foregoing, Tenant shall pay the entire cost thereof.
3.7   Advertising, Trade Names and Restricted Marks. In its advertising, Tenant may use the name of the Building and such trade names, symbols and slogans as may be designated by Landlord, but Tenant shall not indulge in any advertising or sales promotion which might reflect unfavorably on the Building. The name for the Building which Landlord may from time to time adopt and every name or mark adopted by Landlord in connection with the Building shall be used by Tenant only in association with sales made at or from the business carried on in the Premises during the Term and Tenant’s use thereof shall be subject to such regulations as Landlord may from time to time impose. Tenant shall not acquire any rights in any such restricted name or mark, and upon the termination of this Lease all its interest herein shall be deemed to have been surrendered to Landlord and Tenant shall thereafter cease and abandon all use thereof. If Landlord so requests, Tenant shall execute registered user applications to protect Landlord’s trademark rights.

Exhibit 10.10
3.8   Signs. The design and specification of all signs shall be prepared by Tenant in accordance with Landlord’s sign and storefront rules as adopted from time to time and shall be submitted for Landlord’s prior approval. Except with the prior written consent of Landlord at Landlord’s sole discretion, Tenant shall not erect, install, display, inscribe, paint or affix any other signs, lettering or advertising medium upon or above any exterior portion of the Premises including the storefront and all interior as well as exterior glass surfaces thereof.
3.9   Prohibited Uses. Notwithstanding any other provisions of this Lease, Tenant shall not use the Premises nor permit them to be used for any of the following purposes: (A) for the sale by Tenant, as its principal business purpose, of any merchandise which Tenant, in the course of its normal business practice, purchases at manufacturers’ clearances or purchases of ends-of-runs, bankruptcy stock, seconds or other similar merchandise; (B) for the sale of second-hand goods, war surplus articles, insurance salvage stock, fire sale stock, merchandise damaged by or held out to be damaged by fire, except merchandise damaged by fire or smoke occurring in the Building, and then only for 30 days after the date of any such damage; (C) as an auction or flea market; (D) for a bankruptcy sale or going-out-of-business sale or liquidation sale or any similar sale, unless Tenant is in fact in bankruptcy or is going out of business or is in liquidation, in which case such sale shall not continue beyond 30 days; or, (E) any business in which Tenant is engaged in intentionally deceptive or fraudulent advertising or selling practices or any other act or business practice contrary to honest retail practices.
3.10   Indemnity for Toxic Waste. Tenant (and any Guarantor) hereby agree to indemnify, defend and hold Landlord, any Mortgagee, and their successors and assigns harmless from and against any cost, claim, damage, expense and liability of any kind whatsoever, including but not limited to attorneys’ fees and costs at all tribunal levels, arising out of any act or omission of Tenant, its agents or any other person on the Premises under color of authority of Tenant, giving rise to any toxic waste, chemical pollution, or similar environmental hazard regardless of whether any such act or omission is, at the time of occurrence, a violation of any law or regulation. The foregoing indemnity shall survive the termination or expiration of this Lease, anything else herein to the contrary notwithstanding.
ARTICLE IV
ACCESS AND ENTRY
4.1   Right of Examination. Landlord and its agents shall be entitled, with reasonable notice, to enter the Premises to examine them; to make such repairs, alterations or improvements thereto as Landlord considers necessary or desirable; to have access to underfloor facilities and access panels to mechanical shafts and to check, calibrate, adjust and balance controls and other parts of the heating, air conditioning, ventilating and climate control systems. Landlord reserves to itself the right to install, maintain, use and repair pipes, ducts, conduits, vents, wires and other installations leading in, through, over, or under the Premises and for this purpose, Landlord may take all material into and upon the Premises which is required therefor. Tenant shall not unduly obstruct any pipes, conduits or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord reserves the right to use all exterior walls and roof area. Landlord shall exercise its rights under this Section, to the extent possible in the circumstances, in such manner so as to minimize interference with Tenant’s use and enjoyment of the Premises. If any excavation is made on the Land, the person making such excavation may enter the Premises or the Building to support them by proper foundations. Rent will not abate or be reduced while the repairs, alterations, or improvements are being made.
4.2   Right to Show Premises. Landlord and its agents have the right to enter the Premises, with reasonable notice, to show them to prospective purchasers or Mortgagees and, during the last six months of the Term (or the last six months of any renewal term if this Lease is renewed), to show them to prospective tenants.

Exhibit 10.10
4.3   Entry not Forfeiture. No entry into the Premises by Landlord pursuant to a right granted by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by Landlord in writing) shall constitute a retaking of possession by Landlord or forfeiture of Tenant’s rights hereunder.
ARTICLE V
MAINTENANCE, REPAIRS AND ALTERATIONS
5.1   Maintenance and Repairs by Landlord.
(A)    Landlord covenants to keep the following in good repair as a prudent owner: (i) the structure of the Building including exterior walls and roofs; (ii) the mechanical, electrical, and other base building systems of the Building pertaining to the Common Areas; and (Hi) the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Common Areas. The cost of such maintenance and repairs (other than repair of inherent structural defects) shall be included in Operating Costs.
(B)    So long as Landlord is acting in good faith, Landlord shall not be responsible for any damages caused to Tenant by reason of failure of any equipment or facilities serving the Building or delays in the performance of any work for which Landlord is responsible pursuant to this Lease.
5.2 Maintenance and Repairs by Tenant. Tenant shall, at its sole cost, keep all non-structural elements including, without limitation, the store front, signs, windows, plate glass, doors and the interior of the Premises, together with all electrical, plumbing, and other mechanical installations therein in good order and repair and will make all replacements thereto at its expense. All glass, both interior and exterior is at the sole risk of Tenant and Tenant agrees to repair at Tenant’s own expense, any glass broken during the term. All repairs and replacements shall be made to a standard consistent with a first class Building shall be performed by contractors or workmen designated or approved by Landlord. At the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in as good condition and repair as Tenant is required to maintain the Premises throughout the Term. Landlord shall have the right to charge Tenant’s security deposit for any repairs required to be made by Landlord to bring the Premises up to such condition. Tenant shall be responsible for all damages and repairs to the Premises caused by burglary, vandalism and/or lack of maintenance.
Tenant shall arrange for the maintenance of all heating and air conditioning equipment with a recognized heating and air conditioning contractor who will carry out such maintenance on a scheduled basis. Tenant will furnish the name of the contractor and a copy of the maintenance program to Landlord annually for Landlord’s approval. Said maintenance contract to provide for no less than service every six (6) months. Tenant will provide a maintenance contract for Landlord’s review upon execution of the lease.
5.3   Approval of Tenant’s Alterations. No Alterations shall be made to the Premises without Landlord’s written approval. Tenant shall submit to Landlord details of the proposed work including drawings and specifications prepared by qualified architects or engineers conforming to good engineering practice. All such Alterations shall be performed: (i) at the sole cost of Tenant; (ii) by contractors and workmen approved in writing by Landlord; (iii) in a good and workmanlike manner; (iv) in accordance with drawings and specifications approved in writing by Landlord; (v) in accordance with all applicable laws and regulations; (vi) subject to the reasonable regulations, supervision, control and inspection of Landlord; and (vu) subject to such indemnification against liens and expenses as Landlord reasonably requires. Tenant shall reimburse Landlord for all professional fees and costs incurred by Landlord in connection with its consent to Alterations requested by Tenant. If any Alterations would affect the structure of the Building or any of the electrical, plumbing, mechanical, heating, ventilating or air conditioning systems or other base building systems, such work shall, at the option of Landlord, be performed by Landlord at Tenant’s cost. The cost of the work performed by Landlord plus a sum equal to 20% of said cost representing Landlord’s overhead shall be paid by Tenant to Landlord upon demand.

Exhibit 10.10
5.4   Repair Where Tenant at Fault. Notwithstanding any other provisions of this Lease, if any part of the Building is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of Tenant, its employees, agents, invitees, licensees, or contractors, Landlord shall have the right to perform same and the cost of such repairs, replacement or alterations plus a sum equal to 20% of such cost, representing Landlord’s overhead, shall be paid by Tenant to Landlord upon demand.
5.5   Removal of Improvements and Fixtures. All Leasehold Improvements (other than Trade Fixtures) shall immediately upon their placement in the Premises become Landlord’s property without compensation to Tenant. Except as otherwise agreed by Landlord in writing, no Leasehold Improvements shall be removed from the Premises by Tenant either during or at the expiration or sooner termination of the Term except that: (a) Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures, provided that Tenant is not in default under this Lease; and (b) Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove such of the Leasehold Improvements and Trade Fixtures in the Premises as Landlord shall require to be removed and restore the Premises to a good condition, reasonable wear and tear excepted. Tenant shall at its own expense repair any damage caused to the Building by such removal. If Tenant does not remove its Trade Fixtures at the expiration or earlier termination of the Term, the Trade Fixtures shall, at the option of Landlord, become the property of Landlord and may be removed from the Premises and sold or disposed of by Landlord in such manner as it deems advisable without any accounting to Tenant. Tenant shall also return to Landlord a workable set of keys to the Premises at the expiration of the Term.
5.6   Liens. The right, title and interest of Landlord in all or any portion of the Premises, Land or Building shall not be subject to any liens arising directly or indirectly out of any improvements, alterations or changes made to the Premises, Land or Building by or on the behalf of Tenant, its officers, employees, servants or agents. Tenant shall promptly pay for all materials supplied and work done with respect to the Premises. Tenant covenants and agrees that it shall not incur any indebtedness giving a right to a lien of any kind or character upon the right, title or interest of Landlord in and to all or any portion of the Premises, Land or Building. Pursuant to Section 713.10, Florida Statutes, as amended from time to time, the parties will, at the option of Landlord, execute, acknowledge, deliver and record a Short Form of Lease in the form attached hereto and made a part hereof. If any lien resulting from work contracted for by Tenant shall be filed against all or any part of the Premises, Land or Building, then Tenant shall cause the same to be discharged or transferred to bond in a manner as provided by law within 10 days after the filing of the lien by the lienor upon the public records. Failure to do so shall constitute a default hereunder and Landlord shall have the right to remove such lien by bonding or payment and the cost thereof shall be paid immediately from Tenant to Landlord. Tenant has no right or authority to create any mechanics’ or materialmen’s lien on the Land, Building or Landlord’s right, title or interest therein and Tenant shall so notify all suppliers of labor or materials, in writing, and obtain written acknowledgment thereof, prior to ordering such labor or materials. Tenant agrees to indemnify and save harmless Landlord from any and all liabilities, expenses, costs, expenditures or otherwise, including attorneys’ fees at all judicial levels, for breach of this provision.
5.7   Notice by Tenant. Tenant shall notify Landlord of any accident, defect, damage or deficiency in any part of the Premises or the Building, which comes to the attention of Tenant, its employees or contractors notwithstanding that Landlord may have no obligation in respect thereof.

Exhibit 10.10
ARTICLE VI
UTILITIES/H VAC
6.1   Utilities. If utilities are separately metered, Tenant shall pay directly to the provider of such utility services all meter installation costs, deposits, impact fees and other charges for use or consumption for electricity and power services, telephone service and all other utilities used by Tenant in and around the Premises. Utility charges for services to the Common Areas and utility services not separately metered shall be computed proportionately and included within Operating Expenses.
6.2   Heating, Ventilating and Air Conditioning (HVAC). The heating, ventilating, air conditioning equipment and refrigeration system (if any) for the Premises shall be maintained, repaired and replaced, if necessary, by Tenant at its sole cost and expense.
ARTICLE VII
INSURANCE AND INDEMNITY
7.1   Tenant’s Insurance. Tenant shall, throughout the Term (and any other period when Tenant is in possession of the Premises), maintain at its sole cost the following insurance. The Tenant must provide the Landlord with a Certificate of Insurance at the execution of the lease as a condition precedent to possession of the space and must continue providing a new certificate of Insurance each year.
a.    All risks (including flood and earthquake) property insurance, naming Tenant as an insured party and naming Landlord as additional named insured, containing a waiver of subrogation rights which Tenant’s insurers may have against Landlord and against those for whom Landlord is in law responsible, including, without limitation, its directors, officers, agents and employees, and (except with respect to Tenant’s chattels) incorporating a standard New York mortgagee endorsement (without contribution). Such insurance shall insure (i) property of every kind owned by Tenant or for which Tenant is legally liable located on or in the Building, including, without limitation, Leasehold Improvements, in an amount not less than the full replacement cost thereof (new), with such cost to be adjusted no less than annually subject to an agreed amount coinsurance clause; and (U) twelve months direct or indirect loss of earnings including prevention of access to the Premises or to the Building. Such policy or policies, except with respect to Tenant’s chattels and loss of earnings insurance, shall provide that loss thereon shall be adjusted and payable to Landlord, with the proceeds to be held in trust to be used for repair and replacement of the property so insured.
b.    Comprehensive machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least the replacement cost of all Leasehold Improvements and all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned or operated by Tenant or by others (except for Landlord) on behalf of Tenant in the Premises, or relating to, or serving the Premises and twelve months direct or indirect loss of earnings including prevention of access to the Premises or to the Building. Such insurance shall (except with respect to Tenant’s chattels) incorporate a standard New York mortgagee endorsement (without contribution) for the benefit of the Mortgagee and contain a waiver of subrogation rights which Tenant’s insurers may have against Landlord and against those for whom Landlord is in law responsible including, without limitation, its directors, officers, agents and employees.
c.    Commercial General Liability insurance. Such policy shall (i) contain inclusive limits of not less than $1,000,000 per occurrence, (ii) provide for cross liability, (Hi) cover Tenant’s contractual liability under the indemnity provided in this Lease, (iv) include Landlord and Mortgagee named as additional insureds, and (v) in the event such policy contains a general aggregate, be endorsed to provide that the general aggregate applies separately per location.

Exhibit 10.10
d.    Worker’s compensation and employer’s liability insurance in compliance with applicable legal requirements.
e.    Plate glass coverage
f.    Any other form of insurance which Tenant or Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks and such higher limits against which a prudent tenant would insure.
All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida and reasonably acceptable to Landlord; (ii) be in a form reasonably satisfactory to Landlord; (Ni) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to Landlord or the Mortgagee; and (iv) contain an undertaking by the insurers to notify Landlord by certified mail not less than 30 days prior to any material change (which includes, without limitation, any change that reduces or restricts coverage), cancellation or termination. Certificates of insurance on Landlord’s standard form or, if required by the Mortgagee, copies of such insurance policies certified by an authorized officer of Tenant’s insurer as being complete and current, shall be delivered to Landlord promptly upon request. Tenant shall be required to pay all premiums for all policies as they become due and Tenant shall promptly deliver a certificate of payment to Landlord within 10 days prior to the expiration of any policy. If (a) Tenant fails to take out or to keep in force any insurance referred to in this Section 7.1, or should any such insurance not be approved by either Landlord or the Mortgagee, and (b) Tenant does not commence and continue to diligently cure such default within 48 hours after written notice by Landlord to Tenant specifying the nature of such default, then Landlord has the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of Tenant and all outlays by Landlord shall be treated as additional rent and shall be paid by Tenant to Landlord without prejudice to any other rights or remedies of Landlord under this Lease.
7.2   Increase in Insurance Premiums. Tenant shall not keep or use in the Premises any article of a combustible, toxic or dangerous nature or any article which may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building. Tenant will comply promptly with the requirements of any insurer pertaining to the Premises or the Building. If (a) the conduct of business in the Premises or (b) any acts or omissions of Tenant in the Building or any part thereof, cause or result in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, if Landlord allows such act or omission to continue, Tenant shall pay any such increase in premium. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate.
7.3   Cancellation of Insurance. If any insurance policy upon the Building or any part thereof shall be canceled or shall be threatened by the insurer to be canceled or the coverage thereunder reduced in any way by the insurer by reason of the use of the Premises by Tenant or any assignee or subtenant of Tenant, or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition with 48 hours after notice thereof by Landlord, Tenant shall be deemed to have committed a material default of this Lease, in which event in addition to any other remedies available to Landlord, Landlord may enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, including removal of any offending article, and Tenant shall pay the cost of such remedy to Landlord and Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises as a result of any such entry.
7.4   Loss or Damage. Landlord shall not be liable, unless due to landlord’s act, omission or negligence, for any death or injury arising from or out of any occurrence in, upon, at or relating to the Building or damage to property of Tenant or of others located on the Premises or elsewhere in the Building, nor shall it be responsible for any loss of or damage to any property of Tenant or others from any cause, unless due to Landlord’s act, omission or negligence.

Exhibit 10.10
Without limiting the generality of the foregoing, landlord shall not, unless due to landlord’s act, omission or negligence, be liable for any injury or damage to Persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, or leaks from any part of the Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Building or from the street or any other place or by dampness or by any other cause whatsoever. Landlord shall not be liable, unless due to landlord’s act, omission or negligence, for any such damage caused by other tenants or persons in the Building or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant releases and agrees to indemnify Landlord and save it harmless from any claims or liability arising out of any damage to the same including, without limitation, any subrogation claims by Tenant’s insurers. Tenant covenants with Landlord that Tenant shall not bring or abet any claim or action based on any item for which Tenant has above agreed Landlord shall not be responsible or liable.
7.5   Indemnification of Landlord. Notwithstanding any other provision of this Lease, Tenant agrees to indemnify Landlord and hold it harmless from and against any and all loss (including loss of Minimum Rent and Additional Rent payable in respect to the Premises) claims, actions, damages, liability and expense of any kind whatsoever (including attorneys’ fees and costs at all tribunal levels), whether or not caused in whole or in part by the negligence of landlord or its agents, arising from any occurrence in, upon or at the Premises, or the occupancy, use or improvement by Tenant or its agents or invitees of the Premises, any parking facilities, or any part thereof, or occasioned wholly or in part by any act or omission of Tenant its agents, employees and invitees or by anyone permitted to be on the Premises or common areas by Tenant. Landlord may, at its option and at Tenant’s expense as part of the foregoing indemnity, participate in or assume carriage of all or any part of any litigation or settlement discussions relating to the foregoing or any other matter for which Tenant is required to indemnify Landlord hereunder.
ARTICLE VIII
DAMAGE AND DESTRUCTION
8.1   Rent Abatement. If the Premises or the Building are damaged or destroyed in whole or part by fire or any other occurrence, this Lease shall continue in full force and effect and there shall be no abatement of Rent except as specifically provided in this Article VIII.
8.2   Damage to Premises. If the Premises are at any time destroyed or damaged as a result of fire or any other casualty insured against by Landlord, then the following provisions shall apply:
a.    If the Premises are rendered untenantable only in part Landlord shall diligently repair the Premises, to the extent only of its obligations under Section 5.1, excluding those provisions provided therein as they pertain to operating expenses, and Minimum Rent shall abate proportionately to the portion of the Premises rendered untenantable from the date of destruction or damage until Landlord’s repairs have been substantially completed.
b.    If the Premises are rendered wholly untenantable, Landlord shall diligently repair the Premises to the extent only of its obligations pursuant to Section 5.1, excluding those provisions provided therein as they pertain to operating expenses, Minimum Rent shall abate entirely from the date of destruction or damage to such date which is the earlier of i) the date tenantable, or H) 30 days after Landlord’s repairs have been substantially completed.
c.    If the Premises are not rendered untenantable in whole or in part, Landlord shall diligently perform such repairs to the Premises to the extent only of its obligations under Section 5.1, but in such circumstances Minimum Rent shall not terminate or abate.

Exhibit 10.10
d.    Upon being notified by Landlord that Landlord’s repairs have been substantially completed, Tenant shall diligently perform all repairs to the Premises which are Tenant’s responsibility under Section 5.2, and all other work required to fully restore the Premises for use in Tenant’s business, in every case at Tenant’s cost and without any contribution to such cost by Landlord, whether or not Landlord has at any time made any contribution to the cost of supply, installation or construction of Leasehold Improvements in the Premises.
e.    Nothing in this Section requires Landlord to rebuild the Premises in the condition which existed before any such damage or destruction so long as the Premises as rebuilt will have reasonably similar facilities to those in the Premises prior to such damage or destruction, having regard, however, to the age of the Building at such time.
8.3   Termination for Damage to Premises. Notwithstanding Section 8.2, if the damage or destruction which has occurred to the Premises is such that in the reasonable opinion of Landlord the Premises cannot be rebuilt or made fit for the purposes of Tenant within 120 days of the happening of the damage or destruction, Landlord may, at its option, terminate this Lease on notice to Tenant given within 30 days after such damage or destruction and Tenant shall, within a commercially reasonable time, deliver vacant possession of the Premises in accordance with the terms of this Lease.
8.4   Destruction of Building. Notwithstanding any other provision of this Lease, it (i) 20% or more of the Gross Rentable Area of the retail component of the Building is destroyed or damaged by any cause, or (U) portions of the Building which affect access or services essential thereto are damaged or destroyed and, in the reasonable opinion of Landlord, cannot reasonably be repaired within 180 days after the occurrence of the damage or destruction, then Landlord may, by notice to Tenant given within 30 days of such damage or destruction, terminate this Lease, in which event neither Landlord nor Tenant shall be bound to repair and Tenant shall surrender the Premises to Landlord within 30 days after delivery of its notice of termination and Rent shall be apportioned and paid to the date on which Tenant delivers vacant possession of the Premises, subject to any abatement to which Tenant may be entitled pursuant to Section 8.2. If Landlord is entitled to, but does not elect to terminate this Lease, Landlord shall, following such damage or destruction, diligently repair that part of the Building damaged or destroyed, but only to the extent of Landlord’s obligations pursuant to the terms of this Lease (as to Common Areas) and the various leases for other rentable space in the Building (as to such other damaged rentable space), excluding any tenant’s responsibilities with respect to such repair. If Landlord elects to repair the Building, Landlord may do so in accordance with plans and specifications other than those used in the original construction of the Building.
8.5   Architects Certificate. The certificate of the Architect, if applicable, shall bind the parties as to: (a) the percentage of the Gross Rentable Area of the retail component of the Building damaged or destroyed; (b) whether or not the Premises are rendered partially or wholly untenantable and the percentage of the Gross Rentable Area of the Premises rendered untenantable; (c) the date upon which either Landlord’s or Tenant’s work of reconstruction or repair is substantially completed, (d) the date when the Premises are rendered tenantable.
ARTICLE IX
ASSIGNMENT, SUBLETING AND TRANSFERS
9.1   Assignments, Subleases and Transfers. Tenant shall not enter into, consent to or permit any Transfer without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld but shall be subject to Landlord’s rights under Sections 9.2 and 9.3. It shall not be considered unreasonable for Landlord to take into account the following factors (and other reasonable factors) in deciding whether to grant or withhold its consent: (a) Whether such Transfer (or the potential consequences thereof) might result in violation or breach of any covenants or restrictions made or granted by Landlord to other tenants or occupants or prospective tenants or occupants of the Building. (b) Whether, in Landlord’s opinion, the financial background, business history and capability of the proposed Transferee is satisfactory. In this regard, it is agreed that the Transferee must be an experienced and successful owner/operator of a business of the same type and quality and

Exhibit 10.10
respecting the same type of merchandise which is required to be operated in the Premises pursuant to this Lease; has agreed to operate its business in the Premises under a name which is as well known as and of equal or better reputation than the name under which Tenant is required to conduct its business in the Premises; and has demonstrated to Landlord’s satisfaction that it is likely to attract as large a number of members of the public to the Building as Tenant. (c) Whether the Transfer is to an existing tenant of Landlord. (d) Whether the conduct of business in the Premises by the Transferee would adversely affect the tenant-mix or merchandising balance within the Building. Consent by Landlord to any Transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law and no Transfer shall take place by reason of the failure of Landlord to give notice to Tenant within 30 days as required by Section 9.2.
9.2   Landlord’s Right to Terminate. If Tenant intends to effect a Transfer, Tenant shall give prior notice to Landlord of such intent specifying the identity of the Transferee and providing such financial, business or other information relating to the Transfer, the proposed Transferee and its principals as Landlord or any Mortgagee requires, together with copies of sufficient documents to evidence the particulars of the proposed Transfer, including the total consideration to be paid by the Transferee. Landlord shall, within 30 days after having received such notice and all requested information, notify Tenant either that: (a) it consents or does not consent to the Transfer in accordance with the provisions and qualifications of this Article IX, or (b) it elects to cancel this Lease as to the whole or part, as the case may be, of the Premises affected by the proposed Transfer, in preference to giving such consent. If Landlord fails to timely give any notice, Landlord shall be deemed to have refused consent to the Transfer. If Landlord elects to cancel this Lease, it shall stipulate in its notice the termination date of this Lease, which date shall be no less than 30 days nor more than 90 days following the giving of such notice of termination, in which case Tenant shall notify Landlord within 10 days thereafter of Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease or the portion thereof in respect of which Landlord has exercised its rights. If Tenant fails to timely deliver such notice or notifies Landlord that it accepts Landlord’s termination, this Lease will as to the whole or affected part of the Premises, as the case may be, be terminated on the date of termination stipulated by Landlord in its notice of termination. If Tenant timely advises Landlord it intends to refrain from such Transfer, then Landlord’s election to terminate this Lease shall become void.
9.3   Conditions of Transfer.
a.    Any consent by Landlord shall be subject to Tenant and Transferee executing an agreement with Landlord agreeing that the Transferee will be bound by all of the terms of this Lease as if such Transferee had originally executed this Lease as tenant. Notwithstanding any Transfer permitted or consented to by Landlord, or acceptance of Rent from the Transferee, Tenant shall be jointly and severally liable with the Transferee under this Lease and shall not be released from performing any of the terms of this Lease.
b.    Landlord’s consent to any Transfer shall be subject to the further condition that if the Minimum Rent and Additional Rent pursuant to such Transfer exceeds the Minimum Rent and Additional Rent and payable under this Lease, the amount of such excess shall be paid to Landlord. If, pursuant to a permitted Transfer, Tenant receives from the Transferee, either directly or indirectly, any consideration other than Minimum Rent or Additional Rent and for such Transfer, either in the form of cash, goods or services Tenant shall, upon receipt thereof, pay to Landlord an amount equivalent to such consideration. Tenant and the Transferee shall execute any agreement required by Landlord to effect the foregoing provisions.
c.    Notwithstanding the effective date of any permitted Transfer as between Tenant and the Transferee, all Minimum Rent and Additional Rent for the month in which such effective date occurs shall be paid by Tenant so that Landlord will not be required to accept partial payments of Minimum Rent and Additional Rent for such month from either Tenant or Transferee.

Exhibit 10.10
d.    Any document evidencing any Transfer permitted by Landlord, or setting out any terms applicable to such Transfer or the rights and obligations of Tenant or Transferee thereunder, shall be prepared by Landlord or its attorneys and all legal costs with respect thereto shall be paid by Tenant.
9.4   Change of Control. If Tenant is at any time a corporation, partnership or other entity, any actual or proposed Change of Control in such corporation, partnership, trust or other entity shall be deemed to be a Transfer and subject to all of the provisions of this Article IX. Tenant shall make available to Landlord or its representatives all of its corporate, partnership or other such records, as the case may be, for inspection at all reasonable times, in order to ascertain whether there has been any Change of Control of Tenant.
9.5   No Advertisement. Tenant shall not advertise the whole or any part of the Premises for the purposes of a Transfer and shall not permit any broker or other person to do so unless the complete text and format of any such advertisement is first approved in writing by Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.
9.6   Assignment by Landlord. Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of the Building or any part thereof and this Lease or any interest of Landlord in this Lease. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises. In the event of any transfer or transfers of the title in such fee, Landlord herein named (and in case of any subsequent transfers, the then grantor) shall be relieved from and after the date of such transfer of all liability with respect to performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during Landlord’s ownership of the Premises.
ARTICLE X
DEFAULT
10.1   Defaults. A default by Tenant shall be deemed to have occurred hereunder if:
a.    any Minimum Rent is in arrears whether or not any notice or demand for payment has been made by Landlord;
b.    any Additional Rent is in arrears and is not paid within three (3) days after written demand by Landlord;
c.    Tenant has breached any of its obligations in this Lease (other than the payment of Rent) and Tenant fails to remedy such breach within 15 days (or such shorter period as may be provided in this Lease), or if such breach cannot reasonably be remedied within 15 days (or such shorter period), then if Tenant fails to immediately commence to remedy and thereafter proceed diligently to remedy such breach, in each case after notice in writing from Landlord;
d.    Tenant or any Guarantor or any of the affiliates, shareholders, principals or officers of either Tenant or Guarantor becomes bankrupt, insolvent (i.e., unable to pay its debts as they arise, or with liabilities greater than assets), or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding-up or other termination of Tenants existence or the liquidation of its assets;
e.    a trustee, receiver, or like person is appointed with respect to the business or assets of Tenant or any Guarantor;
f.    Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer approved by Landlord;
g.    this Lease or any of Tenant’s assets are taken under a writ of execution;

Exhibit 10.10
h.    Tenant proposes to make a Transfer other than in compliance with the provisions of this Lease;
i.    Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of Tenant on the Premises subject to distress to satisfy Rent for at least three months, or the Premises become vacant or unoccupied for a period of five consecutive days or more without the consent of Landlord;
j.    any of Landlords policies of insurance with respect to the Building are actually or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises; or
k.    any obligations of Tenant or any Guarantor owing to Landlord, whether or not related to this Lease and however arising (whether by operation of law, contract, acquired, or otherwise) shall be in default.
10.2   Remedies. In the event of any default hereunder by Tenant, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, Landlord shall have the following rights and remedies, which are cumulative and not alternative:
a.    Landlord may terminate this Lease by notice to Tenant and retake possession of the Premises for Landlord’s account.
b.    Landlord may re-take possession of the Premises for the account of Tenant and recover from Tenant Landlord’s damages arising from Tenant’s default and Landlord’s retaking of possession. If this remedy is elected by Landlord, Landlord’s damages shall be determined as follows: a) The fair market value of the Premises for the remaining Term of this Lease after Tenant’s default, reduced to its present value using a then current discount rate, shall be determined by a licensed Florida real estate appraiser mutually agreed to by both parties, Such appraiser shall take into consideration the actual terms of any re-rental of the Premises, if Landlord has been able to re-rent same, and any other factors deemed relevant by such appraiser. The conclusion of such appraiser as to such present value shall be binding on the parties. b) Such present value shall be subtracted from the present value of the Rent reserved under this Lease for the remainder of the Term following Tenant’s default. Such present value shall be determined by the same appraiser, using a discount rate of 6%. The conclusion of such appraiser as to such present value shall be binding on the parties. c) The difference between the two present values computed under a) and b) above shall have added to it all sums owing to Landlord and accrued prior to Tenant’s default, plus all of Landlords costs, direct and indirect, of re-taking possession, preparing the Premises for re-rental, and re-renting the Premises. It the Premises are not re-rented at the time Landlord brings its action for damages under this provision, or if the term of the re-rental is for a period less than the remaining Term of this Lease and therefor additional re-rentals may be required to fill the remaining Term, then in either case Landlord shall make a reasonable estimate of such costs and such estimate shall be binding on the parties. The costs referred to above shall include, but not be limited to, legal fees, cleaning, painting, re-fixturing, partitioning, repairs, advertising, lease commissions and an administrative fee to Landlord equal to 20% of all the costs referred to in this Section 10.2(c).
c.    Landlord may remedy or attempt to remedy any default of Tenant under this Lease for the account of Tenant and enter upon the Premises for such purposes. No notice of Landlord’s intention to perform such covenants need be given Tenant unless expressly required by this Lease. Landlord shall not be liable to Tenant for any loss or damage caused by acts of Landlord in remeddng or attempting to remedy such default, and Tenant shall pay to Landlord all expenses incurred by Landlord in connection with remedying or attempting to remedy such default.
d.    Landlord may recover from Tenant all damages and expenses incurred by Landlord as a result of any breach by Tenant.

Exhibit 10.10
e.    If default is undisputed by Tenant, Landlord may accelerate all Rent for the entire Term and may further declare any option periods null and void. Nothing herein, however, shall excuse any obligation on the part of landlord to mitigate and/or re-let Premises.
10.3   Costs. Tenant shall pay to Landlord on demand all costs incurred by Landlord, including attorneys’ fees and costs at all tribunal levels, incurred by Landlord in enforcing any of the obligations of Tenant under this Lease.
10.4   Allocation of Payments. Landlord may at its option apply any sums received from Tenant against any amounts due and payable by Tenant under this Lease in such manner as Landlord sees fit and regardless of the express purpose for which the tender was made and regardless of any endorsement placed on the check by which payment is made.
10.5   Section Deleted.
10.6   Landlord’s Other Rights. In the event Tenant has filed for protection under the Federal Bankruptcy Law, and the trustee desires to assume or assign this Lease, the trustee must take into account the provisions contained in 11 U.S.C. ‘365(b)(3) which include adequate assurance of the source of the rent, protection for exclusive use provisions, and that any assignment will not substantially disrupt any Tenant’s use, and provided further that reasonable attorneys’ fees that were incurred by Landlord in the bankruptcy proceedings will be reimbursed. In the event of a default by Tenant for the nonpayment of rent or failure of Tenant to surrender possession after expiration of the term hereof, Tenant hereby expressly waives its right to the three-day notice of default as required by Florida Statutes 83.20 (2).
Landlord shall have a Landlord’s lien upon all furnishings, fixtures, equipment, decorations, supplies, accessories and other property which Tenant owns or in which it has an interest located on the Premises to secure the payment of all rental and other sums due hereunder, and the performance of all other obligations of Tenant under this Lease.
ARTICLE XI
ATTORNMENT AND SUBORDINATION
11.1   Estoppel Certificate. Within 10 days after written request by Landlord, Tenant shall deliver in a form supplied by Landlord an estoppel certificate to Landlord as to the status of this Lease, including whether this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements); the commencement and expiration dates of the Term; the amount of Minimum Rent and Additional Rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent thereof; and any other matters pertaining to this Lease as to which Landlord shall request such certificate. Tenant’s failure to timely provide Landlord with such estoppel certificate shall constitute (a) a material, uncurable default under this Lease, at Landlord’s option, and (b) Tenants acquiescence to Landlord’s statements concerning the Lease which may be relied upon by any person holding or intending to acquire any interest whatsoever in the Premises or the Building and shall constitute as to any persons entitled to rely on such statements a waiver by Tenant of any defaults by Landlord or defenses or offsets against the enforcement of this Lease by Landlord which may exist prior to the date of the written request.
11.2   Subordination. This Lease and all rights of Tenant shall be subject and subordinate to any and all Mortgages from time to time in existence against the Building, whether now existing or hereafter created. On request, and from time to time, Tenant shall further evidence its agreement to subordinate this Lease and its rights under this Lease to any and all Mortgages and to all advances made under such Mortgages. The form of such subordination shall be made as required by Landlord or any Mortgagee.

Exhibit 10.10
11.3   Attornment. Tenant shall promptly on request attorn to any Mortgagee, or to the future owner(s) of the Building, or the purchaser at any foreclosure or sale under proceedings taken under any Mortgage, and shall recognize such Mortgagee, owner, or purchaser as Landlord under this Lease. On request, and from time to time, Tenant shall further evidence its agreement to attorn. The form of such attornment shall be made as required by the Mortgagee or future owner which requests such attornment.
11.4   Subordination, Nondisturbance and Attornment Agreement. Upon request by Tenant, Landlord agrees to make commercially reasonable efforts to execute a Subordination, Nondisturbance and Attornment Agreement.
ARTICLE XII
CONTROL OF BUILDING BY LANDLORD
12.1   Use and Maintenance of Common Areas. Tenant and those doing business with Tenant for purposes associated with Tenant’s business on the Premises, shall have a non-exclusive right to use the Common Areas for their intended purposes during normal business hours in common with others entitled thereto and subject to any rules and regulations imposed by Landlord. Landlord shall keep the Common Areas in good repair and condition and shall clean the Common Areas when necessary. Tenant acknowledges that its non-exclusive right to use any parking facilities forming part of the Building is subject to such rules and regulations as imposed by Landlord from time to time, and to Landlord’s absolute right to allocate certain areas of the parking facilities for the exclusive use by invitees to the Building. Tenant acknowledges that all Common Areas shall at all times be under the exclusive control and management of Landlord. Landlord may at any time and from time to time, in its sole discretion, eliminate, relocate, expand, reduce, modify or prescribe changes in the permitted use of any or all of the present or future Common Areas, and no such action of Landlord shall be deemed to be an eviction of Tenant. Said Common Areas of the Building may be expanded, contracted or changed by Landlord from time to time as required or deemed desirable.
If Landlord deems it necessary to prevent the acquisition of public rights, Landlord from time to time may temporarily close portions of the Common Area, erect private boundary marks or take further appropriate action for that purpose and such action shall not be deemed an eviction or disturbance of Tenant’s use of the Premises.
12.2   Alterations by Landlord. Landlord may (a) alter, add to, subtract from, construct improvements on, re-arrange, and construct additional facilities in, adjoining or proximate to the Building; (b) relocate the facilities and improvements in or comprising the Building or erected on the Land; (c) do such things on or in the Building as required to comply with any laws, regulations, orders or directives affecting the Land or any part of the Building; and (d) do such other things on or in the Building as Landlord, in the use of good business judgment determines to be advisable, provided that notwithstanding anything contained in this Section 12.2, access to the Premises shall be available at all times. Landlord shall not be in breach of its covenants for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by Tenant due to any of the foregoing.
12.3   Tenant Relocation. Landlord shall have the right, at any time upon sixty (60) days written notice to Tenant, to relocate Tenant into other space within the Building. Upon such relocation, such new space shall be deemed the Premises and the prior space originally demised shall in all respects be released from the effect of this Lease. If Landlord elects to relocate Tenant as above described, (i) the new space shall contain approximately the same as or greater useable area than the original space, (H) Landlord shall improve the new space, at Landlord’s sole cost, to at least the standards of the original space, (Ni) Landlord shall pay the reasonable costs of moving Tenant’s Trade Fixtures and furnishings from the original space to the new space, (iv) as total compensation for all other costs, expenses and damages which Tenant may suffer in connection with the relocation, including but not limited to lost profit or business interruption, no Minimum Rent, or Operating Costs shall be due or payable for the first full calendar month of Tenant’s occupancy of the new space, and Landlord shall not, unless such is reasonably foreseeable, be liable for any further indirect or special expenses of Tenant resulting from the relocation, (v) Rent, Tenant’s Proportionate Share of Operating Costs and all other charges hereunder shall be the same for the new space as for the original space, notwithstanding that the new space may be larger than the original space, and (vi) all other terms of this Lease shall apply to the new space as the Premises, except as otherwise provided in this paragraph.

Exhibit 10.10
ARTICLE XIII
CONDEMNATION
13.1   Total Taking. If the whole of the Premises shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the Rent shall be paid up to the Taking Date with a proportionate refund by Landlord of any Rent paid for a period subsequent to the Taking Date.
13.2   Partial Taking.
a.    If less than the whole but more than 25% the Premises, or more than 50% of the area of that portion of Common Areas serving the retail component of the Building, or more than 50% of the Gross Rentable Area of the retail component of the Building shall be taken under eminent domain, or sold to public authority under threat or in lieu of such a taking, Tenant shall have the right upon notice to Landlord within 10 days after the Taking Date either to terminate this Lease as of the Taking Date, or, subject to Landlord’s right of termination as set forth in Subsection 14.2(C), to continue in possession of the remainder of the Premises. In the event Tenant elects to remain in possession, all of the terms of this Lease shall continue in effect, except that as of the Taking Date, Minimum Rent and other charges payable by Tenant shall be reduced in proportion to the floor area of the Premises taken. Landlord shall, at its cost, but only to the extent of net proceeds of condemnation received by Landlord, make all necessary repairs or alterations within the scope of Landlord’s Work and Landlord’s duties under Section 5.1 so as to constitute the remaining Premises a complete architectural unit, and Tenant, at Tenant’s cost, shall be obligated to perform all of Tenant’s Work and Tenant’s duties under Section 5.2 and otherwise restore the Premises and Tenant’s Trade Fixtures.
b.    If 25% or less of the Premises shall be so taken, the Term shall cease only as to the part so taken as of the Taking Date, and Tenant shall pay Rent and other charges up to the Taking Date, with appropriate credit by Landlord (toward the next installment of Rent due from Tenant) of any Rent or charges paid for a period subsequent to the Taking Date. Minimum Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken. Landlord shall, at its expense, but only to the extent of net proceeds of condemnation received by Landlord, make all necessary repairs or alterations within the scope of Landlord’s Work so as to constitute the remaining Premises a complete architectural unit, and Tenant, at Tenant’s expense, shall be obligated to perform all of Tenant’s Work and otherwise restore the Premises and Tenant’s trade fixtures.
c.    If more than 20% of (i) the area of that portion of Common Areas serving the retail component of the Building, (U) the Gross Rentable Area of the retail component of the Building, or (Hi) the Premises shall be taken under power of eminent domain, or sold to public authority under the threat or in lieu of such a taking, Landlord may, by notice to Tenant delivered on or before the thirtieth (30th) day following the Taking Date, terminate this Lease as of the Taking Date. Rent and other charges shall be paid up to the Taking Date, with an appropriate refund by Landlord of any Rent paid for a period subsequent thereto.
13.3   Award. All compensation awarded or paid upon a total or partial taking of the Premises, Common Areas or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any Mortgagee.

Exhibit 10.10
ARTICLE XIV
GENERAL PROVISIONS
14.1   Rules and Regulations. Tenant shall comply with all Rules and Regulations, and amendments thereto, adopted by Landlord from time to time including those set out in Schedule “D”, so long as such Rules and Regulations are not inconsistent with and do not contradict this Lease. The Rules and Regulations may differentiate between different types of businesses in the Building. Landlord shall not be responsible to Tenant for any non-observance of such Rules or Regulations by any other tenant of the Building. Defined terms in the Rules and Regulations shall have the meanings set forth in this Lease.
14.2   Delay. Except as expressly provided in this Lease, whenever Landlord or Tenant is delayed in the fulfillment of any obligation under this Lease, other than the payment of Rent, by an unavoidable occurrence which is not the fault of the party delayed in performing such obligation, then the time for fulfillment of such obligation shall be extended during the period in which such circumstances operate to delay the fulfillment of such obligation.
14.3 Holding Over. If Tenant remains in possession of the Premises after the end of the Term with the consent of Landlord but without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this Lease or the Term, and Tenant shall be deemed to be occupying the Premises as a Tenant from month to month at a monthly Minimum Rent payable in advance on the first day of each month equal to twice the monthly amount of Minimum Rent payable during the last month of the Term, and otherwise upon the same terms as are set forth in this Lease including all other payments of Rent, so far as they are deemed applicable by Landlord to a monthly tenancy.
14.4   Waiver. Landlord’s failure to take or delay in taking advantage of any default or breach of covenant on the part of Tenant shall not be construed as a waiver thereof, nor shall any custom or practice which may grow between the parties in the course of administering this Lease be construed to waive or to lessen the right of Landlord to insist upon the strict performance by Tenant of any term, covenant or condition hereof, or to exercise any rights of Landlord on account of any such default. In no case will Landlord be deemed to have waived any of Landlord’s rights under this Lease, law or equity, unless Landlord delivers to Tenant a written waiver executed by an officer of Landlord which expressly identifies the right being waived. A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of rent hereunder shall not be, or be construed to be, a waiver of any breach of any term, covenant or condition of this Lease. The presentation of any rent or other charge hereunder in the form of a check marked by Tenant to constitute a waiver of any default shall not constitute such waiver even though endorsed and cashed by Landlord unless Landlord expressly agrees to waive such default by separate written instrument. No surrender of the Premises for the remainder of the term hereof shall operate to release Tenant from liability hereunder.
14.5   Recording. Neither Tenant nor anyone claiming under Tenant shall record this Lease or any memorandum hereof in any public records without the prior written consent of Landlord.
14.6   Notices. Any notice, consent or other instrument required or permitted to be given under this Lease shall be in writing and shall be delivered in person, or sent by certified mail, return receipt requested, or nationally recognized overnight courier service postage prepaid, addressed (a) if to Landlord, at the address set forth in the Lease Summary; and (b) if to Tenant, at the Premises or, prior to Tenant’s occupancy of the Premises, at the address set forth on the Lease Summary. Any such notice or other instruments shall be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, then two business days following the date of mailing or, if sent nationally recognized overnight courier service, then on the business days after consignment to such service. Either party may give notice to the other of any change of address and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the giving of notices.

Exhibit 10.10
14.7   Successors. The rights and liabilities created by this Lease extend to and bind the successors and assigns of Landlord and the heirs, executors, administrators and permitted successors and assigns of Tenant. No rights, however, shall inure to the benefit of any Transferee unless the provisions of Article IX are complied with.
14.8   Joint and Several Liability. If there is at any time more than one Tenant or more than one person constituting Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them.
14.9   Captions and Section Numbers. The captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way affect the substance of this Lease.
14.10   Extended Meanings. The words “hereof”, ‘hereto” and “hereunder” and similar expressions used in this Lease relate to the whole of this Lease and not only to the provisions in which such expressions appear, and the word “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”. This Lease shall be read with all changes in number and gender as may be appropriate or required by the context. Any reference to Tenant includes, where the context allows, the employees, agents, invitees and licensees of Tenant and all others over whom Tenant might reasonably be expected to exercise control. This Lease has been fully reviewed and negotiated by each party and their counsel and shall not be more strictly construed against either party.
14.11   Partial Invalidity. All of the provisions of this Lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this Lease, and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.
14.12   Entire Agreement. This Lease and the Schedules addenda and riders, if any, attached hereto are incorporated herein and set forth the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements or understandings between them. This Lease and its Schedules and Riders may not be modified except by agreement in writing executed by Landlord and Tenant.
14.13   Governing Law. This Lease shall be construed in accordance with and governed by the laws of the State of Florida. In the event of any litigation arising under this Lease or any Guaranty, proper venue shall be in the county wherein the Premises are located.
14.14   Time. Time is of the essence of Tenant’s obligations under the lease. Any time period herein specified of five days or less shall mean business days; any period in excess of five days shall mean calendar days.
14.15   No Partnership. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.
14.16   Quiet Enjoyment. If Tenant pays Rent and fully observes and performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.
14.17   Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

Exhibit 10.10
14.18   Authority. Tenant is a duly authorized and qualified to do business in the state in which the Premises are located, and Tenant has full right and authority to enter into this Lease, and each of the persons signing on Tenant’s behalf are authorized to do so. In addition, Tenant warrants that it is not necessary for any other person, firm, corporation, or entity to join in the execution of this Lease to make Tenant’s execution complete, appropriate and binding.
14.19   Lease Validity. Notwithstanding anything to the contrary contained herein or in this Lease, the submission of this Lease for examination and/or execution by Tenant does not constitute a reservation of or option for the Premises for the benefit of Tenant and the Lease and/or any Addendum shall have no force or validity unless and until duly executed by Landlord and delivered by Landlord to Tenant.
14.20   Brokerage. Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease other than the Broker, if any, named in the Lease Summary, and covenants to pay, defend, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof with whom Tenant had, or is alleged to have had, dealings.
14.21   TRIAL BY JURY. TENANT AND LANDLORD HEREBY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL ON ANY ISSUE OR CONTROVERSY ARISING UNDER THIS LEASE.
IN WITNESS WHERE, Landlord and Tenant have duly executed this Lease in several counterparts as of the day and year first above written, each of which counterpart shall be considered an executed original. In making proof of this Lease, it shall not be necessary to produce or account for more than one counterpart.
Landlord may act under this Lease through its attorney, agent or other designee. Further, in the event it is necessary to file a lawsuit to enforce any of Landlord’s rights under this Lease, the parties agree that such lawsuit may be filed in the name of the Landlord, its agent or other designee at the Landlord’s complete discretion.

Witness:	OWNER/LANDLORD

ORANGE BLOSSOM INVESTMENTS, LLC, a Florida limited liability company
By: Jacques Mamann, Managing Member

/s/ Jacques Mamann

Date October 13, 2006

Witness:	TENANT

/s/ Adelaida Savard	NATIONSHEALTH, INC., a Delaware corporation

By: Glenn Parker, MD., Chief Executive Officer

/s/ Glenn M. Parker

Date October 13, 2006

Exhibit 10.10
SCHEDULE A
SITE PLAN OF PREMISES

Exhibit 10.10
SCHEDULE B
1.	LANDLORD’S WORK
1)	All damaged or discolored ceiling tiles to be replaced

2)	Existing carpet and tile flooring to be professional cleaned.

3)	Interior walls to be repainted

4)	The two existing door openings to be closed up.

5)	HVAC to be in good working order and,

6)	to provide independent electrical and HVAC system as well as to meter subject space separately
2.	TENANT’S WORK
a.
Tenant agrees to take possession of the property in “as is, where is” condition and perform all work as required to place Premises in satisfactory condition for business operation. All leasehold improvements must be approved by the Landlord prior to their commencement and receive the proper permits as required by the local and state governmental authorities. Tenant is permitted to make improvements upon written approval, not unreasonably withheld, of said improvement plans by the Landlord prior to commencement. All licenses and permits, if required, are the Tenant’s responsibility.

Exhibit 10.10
SCHEDULE C
RENT SCHEDULE

	Base	Base	Base	%	Est. Pass-
Sq Ft	Rate	Yearly	Monthly	Increase	Thrus /
6,193	per SF	Rental Rate	Rental Rate	Per Year	S.F. $2.75	Sales Tax	Total
YEAR I	$11.50	$71,219.50	$5,934.96		$1,419.23	$441.25	$7,795.44
YEAR II	$11.85	$73,356.09	$6,113.01	3%	$1,419.23	$451.93	$7,984.17
YEAR III	$12.20	$75,556.77	$6,296.40	3%	$1,419.23	$462.94	$8,178.56

Monies Due al Lease Signing
1st Month’s Rent						$7,795.44

Last Month’s Rent						$8,178.56

Security Deposit						$7,795.44

Other

TOTAL MONIES DUE AT LEASE SIGNING ON OR BEFORE						$23,769.44

Exhibit 10.10
SCHEDULE D
DEFINITIONS
In this Lease and in Schedules to this Lease:
1.    “Additional Rent” means all sums of money required to be paid by Tenant under this Lease (except Minimum Rent and Percentage Rent) whether or not the same are designated Additional Rent” or are payable to Landlord or otherwise.
2.    “Alterations” means all repairs, replacements, additions or modifications to the Premises by Tenant, including, but not limited to, Tenants Work.
3.   “Architect” means the architect from time to time named by Landlord.
4.    “Business Tax” means all taxes, levies, assessments, licenses and fines (whether imposed on Landlord or Tenant) attributable to the personal property, trade fixtures, business, income, occupancy or sales of Tenant or any other occupant of the Premises and to the use of the Building by Tenant.
5.    “Change of Control” means, in the case of any corporation, trust, partnership or other entity, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or partnership or beneficial interest which would result in any change in the effective control of such corporation, trust, partnership or other entity unless such change occurs as a result of trading in the shares of a corporation listed on a recognized stock exchange in Canada or the United States and then only so long as Landlord receives assurances reasonably satisfactory to it that there will be a continuity of management and of the business practices of such entity notwithstanding such Change of Control.
6.    “Commencement Date” means the date on which the Term commences, as provided under Section 1.2.
7.    “Common Areas” means those areas, facilities, utilities, improvements, equipment and installations in or adjacent to the Building which serve or are for the benefit of the tenants of more than one component of the Building and which are not designated or intended by Landlord to be leased, from time to time, or which are provided or designated from time to time by Landlord for the benefit or use of all tenants in the Building, their employees, customers and invitees, in common with others entitled to the use or benefit of same, and shall include, without limitation, parking lots, landscaped areas, passages for trucks and automobiles, areaways, private roads, walks, curbs, corridors, garden courts and arcades, together with public facilities, if any, such as wash rooms, comfort rooms, lounges, drinking fountains, toilets, public stairs, ramps, elevators, escalators, shelters, porches, bus stations and loading docks together with interior service corridors giving access thereto, with facilities appurtenant to each, or any other area or premises in the entire Building tract not under lease or designed for lease to a tenant for use and occupancy.
8.    “CPI” has the meaning set forth in Section 2.2.
9.    “Expiration Date” means the date on which the Term expires, as provided under Section 1.2, or any sooner date on which this Lease is terminated pursuant to the provisions hereof.
10.    “Expiration Year” means the calendar year, that number of years following the year of the Commencement Date, equal to the number of years of the Term as set forth on the Lease Summary.
11.    “First Partial Month” means, in the event the Commencement Date is not the first day of a month, the period from the Commencement Date to the first day of the next month.
12.    “Fixturing Period” means the period so specified in the Lease Summary.

Exhibit 10.10
13.    “Force Majeure” means a delay arising from or as a result of strike, lockout or labor difficulty; explosion, sabotage, accident, riot or civil commotion; act of war; fire or other catastrophe; a legal requirement; an act by Tenant; or any cause beyond the reasonable control of Landlord.
14.    “Gross Rentable Area of the Premises” means the number of square feet of space in the Premises whether above or below grade and shall be calculated by Landlord’s architect to extend (i) to the centerline of the structural portion of every wall or division separating the Premises from rented or rentable space, (H) (except in the case of any storefront) to the exterior face of any other wall or division marking the boundaries of the Premises, (Hi) to include all space on the exterior of storefronts up to the lease lines shown on the sketch of the Premises attached hereto as Schedule A (storefronts shall not be deemed walls), (iv) to extend from the top surface of the structural sub-floor to the bottom of the structural ceiling, and (v) to include all interior space whether or not occupied by interior projections, stairways, shafts, ventilation spaces, columns, pipes, conduits or the like, and other physical features.
15.    “Gross Rentable Area of the Building” means the sum of the aggregate gross rentable areas of all portions of the Building which are leased or designated for lease, with the area for all of such portions to be calculated on a similar basis as the Gross Rentable Area of the Premises was calculated.
16.    “Gross Revenue” means the entire amount of the sale price, whether for cash or otherwise, of all sales (including rentals) of merchandise and services and of all other receipts whatsoever in respect of all business conducted at, in, upon or from the Premises, although orders for same may be filled elsewhere, and including all sales by any sub-lessee, concessionaire, licensee, vending machine, coin operated machine, or otherwise in the Premises and including all insurance proceeds received in respect of loss or damage to stock and compensation for loss of business sales or profits. Gross Revenue shall not include, however, (i) any sums (other than any commission or service fee to Tenant) shown separately from the price, collected and paid out for any sales, service, or similar tax, levied by any governmental authority which Tenant is required to remit to such authority; (ii) the exchange of goods or merchandise between the stores of Tenant, if any, where such exchange of goods or merchandise is made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale which has been made at, in, from or upon the Premises; (Hi) the amount of any discount on sales actually given to bona fide employees of Tenant, (iv) the amount of returns to shippers or to manufacturers; (v) the amount of merchandise sold or some part thereof which is thereafter returned by the purchaser and accepted by Tenant; (vi) sales of fixtures or other capital items sold by Tenant after use thereof in the conduct of Tenant’s business in the Premises; (vH) deposits on merchandise until the sale is final or the deposit permanently retained by Tenant; (vii) uncollected credit accounts; or (vHi) income from bona fide charitable collections.
17.    “Guarantor” means any person who has executed or agreed to execute any guaranty of Tenant’s obligations hereunder.
18.    “Land” means the land situated in the City of Fort Pierce, St. Lupie County, Florida, on which the Building is or will be constructed, as more particularly described in Schedule E, or as such lands may be expanded or reduced from time to time.
19.    “Landlord” means Transwestern Commercial Services, agent for the owner, and its successors and assigns.
20.    “Landlord’s Work” means that work to be performed by Landlord described in Section 1-3.
21.    “Lease Summary” means the outline of basic terms, dollar amounts and other information forming a part of this Lease and appearing as the first pages of this Lease.

Exhibit 10.10
22.    “Lease Year” means the 12 full calendar months commencing on the first day of the month immediately following the month in which the Commencement Date occurs and each consecutive 12 month period thereafter unless the Commencement Date is the first day of a month, in which event the first Lease Year shall commence on the Commencement Date. However, the final Lease Year may contain less than 12 months due to expiration or sooner termination of the Term. If the Commencement Date is not on the first day of a month, the period from the Commencement Date to the first day of the next month is referred to herein as the “First Partial Month” and shall be deemed included in the first Lease Year.
23.    “Leasehold Improvements” means leasehold improvements in the Premises determined according to common law, and shall include, without limitation: all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Premises by or on behalf of Tenant or any previous occupant of the Premises, including signs and lettering, partitions, doors and hardware however affixed and whether or not movable; all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not in the nature of fixtures.
24.    “Minimum Rent” means the minimum rent payable by Tenant pursuant to Section 22.
25.    “Mortgage” means any and all mortgages, security agreements, ground leases or like instruments resulting from any financing, refinancing, collateral financing or other transactions (including renewals, extensions, modifications, replacements, consolidations or substitutions thereof and all advances made or to be made thereunder and all interest thereon) made or arranged by Landlord of its interest in all or any part of the Building.
26.    “Mortgagee” means the holder of, or secured party under, any Mortgage and includes any trustee for bondholders.
27.    “Opening Date” means the joint opening date for the Building, if any, as designated by Landlord.
28.    “Operating Costs” means any amounts paid or payable whether by Landlord or by others on behalf of Landlord, arising out of Landlord’s ownership, maintenance, operation, repair, replacement and administration of the Building including without limitation:
a.    the cost of Taxes, including all costs associated with the appeal of any assessment on Taxes;
b.    the cost of insurance, including, without limitation, fees to agents and administrative fees in connection with such insurance, which Landlord is obligated or permitted to obtain under this Lease (including, but not limited to, rent insurance) and any deductible amount applicable to any claim made by Landlord under such insurance;
c.    the cost of security, repairs and maintenance of the parking lot, re-striping of the parking lot, exterior painting, any other improvements as may be required by a regulatory authority, janitorial, landscaping, window cleaning, garbage removal and trash removal services;
d.    the cost of repair and replacement of heating, ventilating and air conditioning equipment serving any portion of the Building including any rentable space;
e.    the cost of all fuel, water, electricity, telephone and other utilities used in the maintenance, operation or administration of the Building;
f.    salaries, wages and other amounts paid or payable for all personnel involved in the repair, maintenance, operation, security, supervision or cleaning of the Building, including fringe benefits, unemployment and workmen’s compensation insurance premiums, pension plan contributions and other employment costs and the cost of engaging independent contractors to perform any of the foregoing services;
g.    auditing and accounting fees and costs;
h.    the cost of repairing replacing, operating, and maintaining the Building and the equipment serving the Building, except where such costs are attributable to inherent structural defects in the Building;

Exhibit 10.10
i.    the cost of the rental of any equipment and signs;
j.    amortization of the costs referred to in h. immediately above, to the extent not charged fully in the year in which they are incurred, all as determined by Landlord in accordance with sound accounting principles, together with interest on any unamortized balance of such costs calculated at average prime rate during the period of calculation of any major bank designated by Landlord;
k.    a management fee equal to 15 % of Operating Costs excluding Taxes.
Operating Costs shall exclude only: (1) all amounts which otherwise would be included in Operating Costs which are actually recovered by Landlord from specic tenants by separate agreement or as a result of any act, omission, default or negligence of such tenants; (2) income taxes on Landlord’s income from the Building; (3) such of the Operating Costs as are recovered from insurance proceeds; (4) interest on debt and retirement of debt principal (except as above provided); (5) the cost of any additional capital item not part of the initial construction of the Building.
29.    “Person” means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.
30.    “Premises” means the premises leased to Tenant described in Section 1.1 and includes Leasehold Improvements in such Premises.
31.    “Proportionate Share” means a fraction which has as its numerator the Gross Rentable Area of the Premises and as its denominator the Gross Rentable Area of the Building; provided, however, in the event Landlord, acting in good faith and in a reasonable manner, determines that the foregoing fraction does not accurately reflect Tenant’s proper share of Operating Costs as to any one or more items of Operating Costs, then Landlord shall have the right to adjust Tenant’s share of Operating Costs as to those items and such adjusted fraction shall be Tenant’s Proportionate Share as to those items. In making such determination, Landlord may consider the nature and intensity of use of any service or facility made by Tenant, and any use or improvement made by Tenant affecting the Premises or the Building.
32.   “Rent” means the aggregate of Minimum Rent and Additional Rent.
33.    “Rules and Regulations” mean the rules and regulations adopted and promulgated by Landlord from time to time pursuant to Section 13.1. The Rules and Regulations existing as at the Commencement Date are those set out in Schedule D.
34.    “Building” means the Building buildings and the Land on which same is erected, known generally as Orange Blossom Business Center and includes all facilities and buildings erected from time to time on the Land and further includes each and every part of any such building or facilities whether or not rented or rentable, together with areas and facilities serving the Building or having utility in connection therewith such as malls, sidewalks, parking facilities, mechanical areas, truck and receiving areas, loading docks, driveways and the like.
35.    “Taxes” means all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates and assessments whatsoever assessed or charged against the Building, the equipment and improvements therein contained, or any part thereof, by any lawful taxing authority and including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes, to the extent such taxes are not levied in lieu of any of the foregoing against the Building or Landlord and excluding any Business Tax.
36.    “Tenant” means the party so identified on the first page of this Lease, such parts/s permitted successors and assigns, and is deemed to include the word “lessee” and includes every Person mentioned as Tenant in this Lease.

Exhibit 10.10
37.    “Tenant’s Work” means that work to be performed by Tenant described in Section 1.3.
38.    “Term” means the period set out in Section 1.2 and any renewal periods, if any (and any other periods during which Tenant has possession of the Premises).
39.    “Trade Fixtures” means trade fixtures as determined at common law, but shall not include: (a) heating, ventilating or air conditioning systems, facilities and equipment in or serving the Premises; (b) floor covering affixed to the floor of the Premises; (c) light fixtures; (d) internal stairways and doors; and (e) any fixtures, facilities, equipment or installations installed by or at the expense of Landlord, all of which are deemed to be Leasehold Improvements.
40.    “Transfer” means an assignment of this Lease in whole or in part; a sublease of all or any part of the Premises; the granting of a concession of any sort; any transaction whereby the rights of Tenant under this Lease or to the Premises are transferred to another; any transaction by which any right or use or occupancy of all or any part of the Premises is conferred upon anyone; any mortgage or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Persons having lawful use or occupancy of any part of the Premises.
41.    “Transferee” means the Person or Persons to whom a Transfer is to be made.

Exhibit 10.10
SCHEDULE E
RULES AND REGULATIONS
1.     Security. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any Persons occupying, using or entering the same, or any equipment, furnishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.
2.    Return of Keys. At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in the possession of Tenant. In the event any Tenant fails to return keys, Landlord may retain $50.00 of Tenant’s security deposit for locksmith work and administration.
3.    Repair, Maintenance. Alterations and Improvements. Tenant shall carry out Tenant’s repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.
4. Water Fixtures. Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.
5.    Personal Use of Premises. The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.
6.    Heavy Articles. Tenant shall not place in or move about the Premises without Landlord’s prior written consent any safe or other heavy article which in Landlord’s reasonable opinion may damage the Building, and Landlord may designate the location of any such heavy articles in the Premises.
7.    Bicycles, Animals. Tenant shall not bring any animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.
8.    Deliveries. Tenant shall ensure that deliveries of supplies, fixtures, equipment, furnishings, wares and merchandise to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making improper deliveries.
9.    Solicitations. Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.
10.    Food and Beverages. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the Common Areas for any such purpose.
11.    Refuse. Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building free of all refuse.
12.    Obstructions. Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other Common Areas, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing caused or placed by Tenant (and unauthorized by Landlord) without notice or obligation to Tenant.
13.    Proper Conduct. Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality Building or which will impair the comfort and convenience of other tenants in the Building.

Exhibit 10.10
14.    Employees, Agents and lnvitees. In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.
15.    Parking. If Landlord designates tenant parking areas in the Building, Tenant shall park its vehicles and shall cause its employees and agents to park their vehicles only in such designated parking areas. Tenant shall furnish Landlord, upon request, with the current license numbers of all vehicles owned or used by Tenant or its employees and agents and Tenant thereafter shall notify Landlord of any changes in such numbers within five (5) days after the occurrence thereof. In the event of failure of Tenant or its employees and agents to park their vehicles in such designated parking areas, Tenant shall forthwith on demand pay to Landlord, the sum of TWENTY DOLLARS ($20.00) per day per each car so parked. Landlord may itself or through any agent designated for such purpose, make, administer, and enforce additional rules and regulations regarding parking by tenants and by their employees and agents in the Building, including, without limitation, rules and regulations permitting Landlord or such agent to move any vehicles improperly parked to the designated tenant or employee parking areas. No disabled vehicles shall be left in the parking areas of the Building for more than 24 hours,
16.    Pest Control. In order to maintain satisfactory and uniform pest control throughout the Building, Tenant shall engage for its own Premises and at its sole cost, a qualified pest extermination contractor either designated or approved by Landlord, who shall pertorm pest control and extermination services in the Premises at such intervals as reasonably required or as may be directed by Landlord.

Exhibit 10.10
RIDER 1
OPTION TO RENEW

Intentionally Deleted

Exhibit 10.10
RIDER 2
GUARANTY
Intentionally Deleted